Exhibit 10.1

Execution Copy

AMENDMENT NO. 1 TO CIE PROCEEDS AND RESERVATION OF RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO CIE PROCEEDS AND RESERVATION OF RIGHTS AGREEMENT (this “Amendment”), dated as of October 7, 2016, is made by and among (i) Caesars Interactive Entertainment, LLC (formerly known as Caesars Interactive Entertainment, Inc.) (“CIE”), (ii) Caesars Acquisition Company, on behalf of itself and each of its direct and indirect Subsidiaries (collectively, “CAC”), (iii) Caesars Entertainment Corporation, on behalf of itself and each of its direct and indirect Subsidiaries, other than the Company (collectively, “CEC”), and (iv) Caesars Entertainment Operating Company, on behalf of itself and each of the debtors in the Chapter 11 Cases (collectively, the “Company” and together with CIE, CAC and CEC, the “Parties”).

Capitalized terms not defined herein have the meanings assigned to such terms in that certain CIE Proceeds and Reservation of Rights Agreement, dated as of September 9, 2016, by and among the Parties (the “Agreement”).

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing preamble and recital, which shall constitute a part of this Amendment, and the mutual promises contained in this Amendment, and intending to be legally bound thereby, the Parties agree as follows.

1. Amendments to Agreement. Annex A to the Agreement is hereby amended by:

(a) amending and restating the row of Annex A to the Agreement entitled “CEC Expense Amount” as follows.

CEC Expense Amounts

Set forth on the “Sources and Uses” Exhibit attached hereto, and in any event capped at $235,000,000. “CEC Expense Amounts” means amounts to be paid to CEC with certification from CEC within 5 business days after payment to CEC that all such amounts have been paid to payees permitted by this paragraph, pursuant to invoices from such payees (which may be summary invoices or “cover page” invoices, indicating only the service provider, the period covered thereby, the amount invoiced, the date payable and the wire instructions for payment), for the payment of (i) reasonable and documented third party professional fees (actually incurred or required to be paid in advance pursuant to existing contractual relationships) of advisors to CEC or special committee(s) of the board of directors of CEC for services rendered to CEC or such special committee(s), (ii) amounts, if any, payable pursuant to clause (B) or clause (C) of the third paragraph under this “CEC Expense Amount” heading and (iii) such other reasonable fees and expenses as may be consented to from time to time by CEOC in its sole discretion.

For the avoidance of doubt, CEC Expense Amounts shall in no event include any professional fees of advisors of any Plan Sponsor or any of its affiliates (other than CEC or its Subsidiaries) or any other advisor in respect of services rendered to any Plan Sponsor or any of its affiliates (other than CEC or its Subsidiaries) or relating to any lobbying efforts with respect to the Trust Indenture Act.

No CEC Expense Amounts shall be paid (i) until at least 60 days after the Closing, (ii) in excess of $15,000,000 during any thirty day period or (iii) following the commencement of a chapter 11 case with respect to CEC and/or its Subsidiaries (other than CEOC and its Subsidiaries) unless CEOC otherwise agrees in its sole discretion or there has occurred a CEC Bankruptcy Release Event; provided that CEC shall be permitted to receive (A) within 30 days after the Closing, CEC Expense Amounts that were due and payable as of the Closing, subject to the other terms and conditions herein up to $20,000,000 to account for such outstanding accrued and unpaid expenses (the “Accrued and Unpaid Amount”); (B) within five (5) business days of the date of the Restructuring Support, Forbearance, and Settlement Agreement among CEOC, CEC, CAC, the Official Committee of Second Priority Noteholders, and certain holders of senior secured second priority notes issued by CEOC (the “Second Lien RSA”), one half (1/2) of the 1L RSA Forbearance Fees (as defined in the Second Lien RSA) that shall be paid in accordance with the Second Lien RSA; and (C) within 30 days after the date of the Second Lien RSA, the amount necessary to satisfy CEC’s obligations under Section 5(a)(ix)(a) of the Second Lien RSA. For the avoidance of doubt, CEC may only use the amounts under clauses (B) and (C) in this paragraph to satisfy CEC’s obligations under the Second Lien RSA.

In the event that the Debtors confirm a standalone plan of reorganization, then CEC shall promptly repay all previously paid CEC Expense Amounts to the CIE Escrow (and no further CEC Expense Amounts will be paid). Further, if the Plan has not been confirmed by the Bankruptcy Court (as defined in the Plan) pursuant to a Final Order (as defined in the Plan) prior to February 1, 2017, no CEC Expense Amounts shall be paid after February 1, 2017 unless and until (x) the Plan has been confirmed by the Bankruptcy Court pursuant to a Final Order or (y) CEOC and CEC have entered into mutually agreeable arrangements pursuant to which CEC provides satisfactory security for (i) the foregoing repayment obligation and (ii) CEC’s obligation to pay CEOC for Tax Attributes (as defined in, and pursuant to, the CIE Proceeds Agreement).

(b) amending and restating clause (vi) of the row of Annex A to the Agreement entitled under the heading “Permitted CIE Escrow Uses” as follows.

“(vi) as requested by CIE, from time to time (A) on or after the 60th day after the Closing (subject to satisfaction of the conditions set forth in this Term Sheet), CEC Expense Amounts or (B) within the times set forth under the “CEC Expense Amounts” heading, to satisfy CEC’s obligations under the Second Lien RSA;”

2.	Ratification. Except as set forth herein, all provisions of the Agreement remain in full force and effect as originally written.

3.	Miscellaneous. This Amendment shall be governed by and construed in accordance with the applicable terms of Section 5 of the Agreement, which are hereby incorporated by reference and shall apply mutatis mutandis as if set forth herein.

*    *    *    *

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

CAESARS INTERACTIVE ENTERTAINMENT, LLC

By:	/s/ Craig Abrahams
Name:	Craig Abrahams
Title:

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ Randall S. Eisenberg
Name:	Randall S. Eisenberg
Title:	Chief Restructuring Officer

CAESARS ENTERTAINMENT CORPORATION, on behalf of itself and each of its direct and indirect subsidiaries (other than the Company)

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	CFO

CAESARS ACQUISITION COMPANY, on behalf of itself and each of its direct and indirect subsidiaries

By:	/s/ Craig Abrahams
Name:	Craig Abrahams
Title:	CFO

[Signature page to Amendment No. 1 to CIE Proceeds and Reservation of Rights Agreement]